If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:
(Attach additional sheets, if necessary)
Please note the officer/director title by the first letter of the office title:
P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.
Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

X Change	PT	John Doe
X Remove	V	Mike Jones
X Add	SV	Sally Smith

Type of Action (Check One)	Title	Name	Address
1) ___ Change / ___ Add / X Remove	STD	Michael J Daniels	
2) ___ Change / ___ Add / X Remove	PD	Catherine Bradaick	
3) ___ Change / X Add / ___ Remove	CD	Andy Z Fan	LG1 HSBC Shanghai IFC 8 Century Ave Lujiazui Pudong Shanghai 200120
4) ___ Change / X Add / ___ Remove	PD	Yakang Ai	Chengdu, Sichuan Tech Western Tannoy 6 (of Tongda Group)
5) ___ Change / X Add / ___ Remove	STD	Diane J Harrison, Esq.	8955 US Highway 301 N #203 Parrish, FL 34219
6) ___ Change / X Add / ___ Remove	CEOD	Gary Macleod	6371 Business Blvd. Sarasota, FL 34240

Articles of Amendment
to
Articles of Incorporation
of

Quality WallBeds, Inc.

(**Name of Corporation as currently filed with the Florida Dept. of State**)

P00000064110

(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

A. **If amending name, enter the new name of the corporation:**

Sichuan Leaders Petrochemical Company, Ltd.

The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."

B. **Enter new principal office address, if applicable:**
(Principal office address MUST BE A STREET ADDRESS)

6371 Business Blvd.
Suite 200
Sarasota, FL 34240

C. **Enter new mailing address, if applicable:**
(Mailing address MAY BE A POST OFFICE BOX)

D. **If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:**

Name of New Registered Agent Harrison Law, P.A.

8955 US Highway 301 N #203
(Florida street address)

New Registered Office Address: Parrish, Florida 34219
(City) *(Zip Code)*

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

Diane J. Harrison

Signature of New Registered Agent, if changing

E. **If amending or adding additional Articles, enter change(s) here:**
(Attach *additional sheets, if necessary).* *(Be specific)*

The total authorized capital stock of the corporation shall be five billion (5,000,000,000) shares of common stock with a par value of $.01 per share, all or any part of which capital stock may be paid or in cash, in property or in labor and services at a fair valuation to be fixed by the Board of Directors. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered shall be deemed the fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Each share of stock shall have voting privileges and will be eligible for dividends.

There shall be one class of preferred blank check to be issued solely at the discretion of the Board of Directors.

F. **If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:**
(if not applicable, indicate N/A)

n/a

The date of each amendment(s) adoption: December 13, 2012

Effective date if applicable: December 15, 2012

(no more than 90 days after amendment file date)

Adoption of Amendment(s) **(CHECK ONE)**

☐ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval

by ____."

(voting group)

■ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated December 13, 2012

Signature ____________________________________

(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Catherine Bradaick

(Typed or printed name of person signing)

President

(Title of person signing)